Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-228129) and related Prospectus of Equitrans Midstream Corporation for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2019, with respect to the consolidated financial statements of Equitrans Midstream Corporation (including its Predecessor), included in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 19, 2019